Exhibit 99.1

UAS Drone Corp. to Rebrand as DUKE Robotics Corp; New Ticker Symbol “DUKR”

Fort Lauderdale, Florida, October 29, 2024– UAS Drone Corp. (OTCQB: USDR) (the “Company”), a leader in robotics technology and drone solutions, today announced that its upcoming name change to “DUKE Robotics Corp” and the transition of its OTCQB ticker symbol from “USDR” to “DUKR.” These changes will take effect at the market open on Monday, November 4, 2024.

Yossef Balucka, Chief Executive Officer, commented: “This official name change and ticker update reinforce our identity as DUKE Robotics, aligning our corporate strategy with the brand recognition we are building in the market and our strategic vision to expand the reach of our innovative technology across multiple fields and applications.”

The Company’s CUSIP number and transfer agent will remain unchanged.

About Duke Robotics Corp.

Duke Robotics Corp is a forward-thinking company focused on bringing advanced stabilization and autonomous solutions to both military and civilian sectors. Through its wholly owned subsidiary, Duke Robotics Ltd., the company developed TIKAD, an advanced robotic system that enables remote, real-time, and accurate firing of lightweight firearms and weaponry via an unmanned aerial platform (UAV) designed to meet the growing demand for tech solutions in modern warfare. Duke Robotics Ltd. Also developed the IC Drone, a first-of-its-kind robotic, drone-enabled system for cleaning electric utility insulators. The unique system, based on the Company’s advanced intellectual property and know-how, integrates algorithms, autonomous systems, and robotic technologies used in mission-critical applications.

For more information about Duke Robotics Corp (Previously UAS Drone Corp) please visit www.dukeroboticsys.com or view documents filed with the Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “future” and similar expressions or future or conditional verbs such as “will” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs, assumptions, and information currently available to us. For example, we are using forward-looking statements when we discuss the timing of the expected name change and expectations of leveraging our innovative technology or long-term vision and mission and strategic goals. Our actual results may differ materially from those expressed or implied due to known or unknown risks and uncertainties. These risks and uncertainties include, but are not limited to the ability to expand our services globally, market acceptance of our technology, and competition. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any subsequent filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Duke Robotics Corp
Yossef Balucka, CEO
invest@dukeroboticsys.com

ARX | Capital Markets Advisors
North American Equities Desk
DUKE@arxadvisory.com